CLEAN HARBORS, INC.

Time-Vesting Restricted Stock Award Agreement
[2020 Stock Incentive Plan]

Employee:  [ ]
Number of Shares:  [ ]
Award Date:  [ ]

THIS AGREEMENT (the “Agreement”) is made effective as of the date set forth above (the “Award Date”) between Clean Harbors, Inc., a Massachusetts corporation (the “Company”), and the above-referenced employee of the Company or one of its subsidiaries (the “Participant”). Except where the context shall otherwise require, the term “Company” shall include each of its present or future parent or subsidiaries and as otherwise defined in the Plan.
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows.
1.Issuance of Shares and Vesting.
Effective as of Award Date, the Company hereby grants to the Participant the above number of shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), as an Award of Restricted Stock pursuant to the Company’s 2020 Stock Incentive Plan (such Plan, as it may previously have been or may hereafter be amended, the “Plan”). All of the terms and conditions of the Plan are incorporated herein by reference, and any capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. A copy of the Plan can be found in the Clean Harbors Long-Term Incentive Plan Team site within “Microsoft Teams,” or by written request to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061: Attn. Chief Human Resources Officer. The Participant hereby accepts the Award and agrees to acquire and hold the Shares subject to the terms and provisions set forth in the Plan and the additional terms and provisions contained herein.
During the period (the “Vesting Period”) between the Award Date and the earlier of (i) the Termination Date (as defined in Section 2 hereof) and (ii) the completion of the Vesting Schedule (as defined in the next sentence), the Shares shall vest (and become “Vested Shares”) in the Participant in such amounts and on such dates as are set out in the Vesting Schedule below. The “Vesting Schedule” shall be as follows:
[No. Shares] Shares shall vest on [______________] 1, [__];
[No. Shares] Shares shall vest on [______________] 1, [__];
[No. Shares] Shares shall vest on [______________] 1, [__]
Notwithstanding the Vesting Schedule, in the event (i) a Change-in-Control of the Company shall occur during the Vesting Period and (ii) on the date of such Change-in-Control the Participant shall continue to be employed by the Company (or any subsidiary or parent thereof included in the term “Company” in the Plan), the provisions of Section 10(c) of the Plan shall apply.
2. Forfeiture of Unvested Shares.
If the Participant ceases prior to the completion of the Vesting Schedule to be employed by the Company for any reason other than a Change-in-Control as described in Section 1 (including, without limitation, death, disability, termination or voluntary resignation), the Company shall automatically reacquire any of the Shares which have not vested in accordance with Section 1 (the “Unvested Shares”) as of the effective date of such cessation (the “Termination Date”) and the Participant shall forfeit such Unvested Shares unconditionally and shall have no further right or interest in such Shares unless the Company agrees in writing to waive its reacquisition right as to some or all of the Unvested Shares.
3. Administration of Stock Certificates.
(a) Concurrently with or promptly following the execution hereof, the Company shall cause Solium Capital, ULC (d/b/a “Shareworks by Morgan Stanley”) or its successor, the Company’s registrar responsible for maintaining electronic records of the Company’s Restricted Stock (the “Administrative Agent”), to make an electronic entry, under the Participant’s name, reflecting the issuance of the Shares. Following the vesting of any portion of the Shares, either (i) a certificate representing the applicable portion of such Shares will be issued to the Participant or (ii) such Vested Shares will be deposited into a brokerage account specified by the Participant in accordance with the terms of subsection (c) below. During the Vesting Period and notwithstanding the fact that no certificates have been issued with respect to the Shares, the Participant shall retain during the Vesting Period the right to vote and enjoy all other rights and incidents of ownership of the Shares except as may be restricted hereunder (including, without limitation, restrictions as to cash dividends described in subsection (d) below).
(b) During the Vesting Period, the Administrative Agent shall keep true and accurate records of all the Shares. The Company shall indemnify and hold harmless the Administrative Agent against any and all costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to this Agreement.
(c) Following the close of each calendar quarter during which any of the Shares shall become Vested Shares, the Company shall cause the Administrative Agent, upon the written request of the Participant but subject to potential delivery to the Company of a portion of such Vested Shares to the extent required to pay withholding taxes in accordance with Section 7 hereof, to either (i) deliver to the Participant stock certificates representing such number of Vested Shares which ceased to be Unvested Shares during such calendar quarter or (i) deposit such Vested Shares into a brokerage account specified by the Participant. Following the close of the calendar quarter in which there shall remain on deposit with the Administrative Agent no Shares which have not yet become Vested Shares or been forfeited to the Company, but subject to potential delivery to the Company of a portion of such Vested Shares to the extent required to pay withholding taxes in accordance with Section 7 hereof, the Administrative Agent shall upon written request of the Participant, either deliver to the Participant stock certificates representing the Vested Shares (if any) remaining in the possession of the Administrative Agent or (ii) deposit such Vested Shares into a brokerage account specified by the Participant. The Participant hereby authorizes the Administrative Agent to deliver to the Company any and all Shares that are forfeited under the provisions of this Agreement or that are required to pay withholding taxes in accordance with Section 7 hereof.
(d) If the Company shall during the Vesting Period declare any cash dividend on its outstanding Common Stock, those dividends which would otherwise be payable on the Unvested Shares shall be held in escrow. To the extent (if any) such Unvested Shares thereafter become Vested Shares, those escrowed dividends shall promptly be paid to the Participant but, to the extent (if any) those Unvested Shares are forfeited in accordance with Section 2 of this Agreement, those escrowed dividends shall be forfeited and become the property of the Company.
4. Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by gift, sale, operation of law or otherwise (collectively “transfer”), any Unvested Shares or any interest therein.
5. Effect of Prohibited Transfer.
The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the restrictions imposed by this Agreement, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.
6. Adjustments for Stock Splits, Stock Dividends, Etc.
If from time to time during the Vesting Period there is any stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which the Participant is entitled by reason of the Participant’s ownership of Shares shall be immediately subject to the vesting requirements, restrictions on transfer and other provisions of this Agreement in the same manner and to the same extent as such Shares.
7. Withholding Taxes.
(a) The Participant acknowledges and agrees that in the case of the issuance of Restricted Stock that is “substantially vested” (within the meaning of Treasury Regulations Section 1.83-3(b)), the Committee may require the Participant to remit to the Company an amount sufficient to satisfy any federal, foreign, state or local withholding tax requirements (or make other arrangements satisfactory to the Company with regard to such taxes, including withholding from regular cash compensation, providing other security to the Company, or remitting or foregoing the receipt of Shares having a fair market value on the date of delivery sufficient to satisfy such obligations) prior to the issuance of any Shares pursuant to this Award of Restricted Stock.
(b) The Participant acknowledges and agrees that in the case of Restricted Stock that is not “substantially vested” upon issuance, if the Committee determines that under applicable law and regulations the Company could be liable for the withholding of any federal, foreign, state or local tax with respect to such Shares, the Committee may require the Participant to remit to the Company an amount sufficient to satisfy any such potential liability (or make other arrangements satisfactory to the Company with respect to such taxes, including withholding from regular cash compensation providing other security to the Company, or remitting or foregoing the receipt of Shares having a fair market value on the date of delivery sufficient to satisfy such obligations) at the time such Shares of Restricted Stock are delivered to the Participant, at the time the Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to such Shares, or at the time such Shares become “substantially vested,” and/or to agree to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security. The Participant acknowledges that the Shares of Restricted Stock are subject to the forfeiture obligation under Section 2 of this Agreement and such forfeiture obligation may be treated as a substantial risk of forfeiture within the meaning of Section 83 of the Code, and that, in the absence of an election under Section 83(b) of the Code, such treatment could delay the determination of the tax consequences of such issuance for both the Company and the Participant (possibly to the Participant’s detriment). If the Participant files a timely election under Section 83(b) of the Code, the Participant shall provide the Company with an original copy of such timely filed election and a certified mail or overnight courier receipt of such filing within 10 days of the time the election is filed.
8. Severability.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
9. Confidentiality, Non-Solicitation, and Non-Competition Agreement.
If, on or prior to the date hereof, the Participant has entered into a Confidentiality, Non-Solicitation, and Non-Competition Agreement or similarly titled agreement (the “Non-Compete Agreement”), the Participant acknowledges that the Shares granted hereunder are being granted by the Company as consideration for the obligations agreed to by the Participant under the Non-Compete Agreement. The Participant agrees that, in the event the Participant breaches the Non-Compete Agreement at any time prior its expiration, then, without in any way limiting any other remedies of any nature available to the Company, in law or equity, pursuant to the terms of the Non-Compete Agreement or otherwise, the Participant shall remit to the Company all of the Shares granted hereunder and, to the extent the Participant shall have disposed of any of such Shares, the Participant shall repay to the Company the full amount received by the Participant in exchange for such disposition. The Company shall be entitled to set-off against the amount of any such repayment obligation any amount owed by the Company to the Participant. If the Participant has not entered into any such agreement with the Company, this Section 9 shall be of no force or effect.
10. Forfeiture upon Termination of Employment for Cause.
In the event that the Participant’s employment with the Company were to be terminated for “Cause,” the provisions of Section 11(i) of the Plan shall apply.
11. Dodd-Frank Clawback.
The Shares shall be subject to the clawback policies of the Company adopted from time to time by the Board of Directors and as described in Section 11(j) of the Plan.
12. Waiver; Termination.
Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Company. This Agreement may be terminated as provided in the Plan.

13. Binding Effect.
This Agreement, together with the Plan and the Non-Compete Agreement executed in connection herewith, constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.
14. Notice.
All notices required or permitted hereunder shall be in writing and deemed effectively given (i) upon personal delivery, (ii) one (1) day after delivery to an overnight courier service which provides for a receipt upon delivery, or (iii) three (3) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, addressed, if to the Company, to Clean Harbors, Inc., 42 Longwater Drive, P.O. Box 9149, Norwell, Massachusetts 02061-9149, Attention: Treasurer; if to the Administrative Agent, to the Company’s aforesaid address, Attention: Treasurer; and if to the Participant, to the address shown beneath his or her respective signature to this Agreement; or at such other address or addresses as either party shall designate to the other in accordance with this Section 14.
15. Pronouns.
Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice-versa.
16. Entire Agreement.
This Agreement, together with the Plan and to the extent applicable, the Non-Compete Agreement, constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.
17. Amendment.
This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.
18. Governing Law.
This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Award Date.

Clean Harbors, Inc.

By: ________________________________
Name: Alan S. McKim
Title: Chief Executive Officer

ACCEPTED:

____________________________________
(Signature of Participant)

(Printed Name of Participant)

____________________________________
(Residence Street Address)

____________________________________
(City) (State) (Zip Code)